Exhibit 99.13

CONSENT OF HARRISON H. SCHMITT

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in the joint proxy statement/prospectus which forms a part of Registration Statement No. 333-198460 on Form S-4 of Alliant Techsystems Inc. (“ATK”), as amended (the “Registration Statement”), as a person to become a member of ATK’s board of directors effective as of the effective time of the Merger (as such term is defined in the Transaction Agreement, dated as of April 28, 2014, among ATK, Vista Outdoor Inc. (formerly known as Vista SpinCo Inc.), Vista Merger Sub Inc. and Orbital Sciences Corporation) and to the filing of this consent as an exhibit to the Registration Statement.

Dated:  October 23, 2014

/s/ Harrison H. Schmitt
Harrison H. Schmitt